Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE October 10, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Amends Credit Facility

HOUSTON, TX – (October 10, 2011) Cal Dive International, Inc. (NYSE:DVR) announced today that an amendment to its credit facility, which matures in April 2016, has been approved.  In connection with the amendment, the primary financial covenants included in the credit facility will be amended, and the size of the revolving credit facility will be reduced from $300 million to $150 million.  The Company had outstanding borrowings of $34 million under the revolving facility as of June 30, 2011.  Neither the $150 million term loan portion of the credit facility, nor the scheduled quarterly principal payments on the term loan will be affected by the amendment.

Amendment Highlights

•	Under the amendment, the Company’s leverage ratio covenant, (debt to EBITDA), will be increased to 5.0x for the fiscal quarter ending December 31, 2011.

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For the fiscal quarter ending March 31, 2012, the amendment temporarily limits the amount available for borrowing and letters of credit under the $150 million revolving credit facility to $75 million, and requires the Company to meet either the leverage ratio covenant of 5.0x or have EBITDA for the trailing twelve months ending on March 31, 2012 of at least approximately $25 million.  During this quarter and assuming the Company meets the minimum trailing EBITDA covenant, the full $75 million will be available to the Company for borrowing and letters of credit and will not be limited by the leverage ratio.

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Following the fiscal quarter ending March 31, 2012, and assuming the Company has complied with the covenants described above, the full $150 million of the revolver will again be available for borrowing and letters of credit, subject to the leverage ratio covenant.  The Company's maximum permitted leverage ratio covenant will increase to 5.75x for the quarter ending June 30, 2012; decrease to 4.25x through September 30, 2012, decrease to 4.0x through December 31, 2012 and will return to 3.75x thereafter.  Prior to the amendment, the maximum permitted leverage ratio was 4.25x for the quarter ended September 30, 2011 and 3.75x for the quarter ending December 31, 2011 and thereafter.

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The Company currently is subject to an EBITDA to Interest financial covenant.  As part of the amendment, this covenant will be eliminated immediately, and will be replaced by a Fixed Charge Coverage Ratio covenant that will commence on June 30, 2012, set at a minimum 1.25x.

•	The Company will be permitted to exclude severance related costs incurred in 2011 for purposes of calculating trailing twelve month EBITDA under all financial covenants.

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As a result of the amendment, the interest rate margin will increase but remains subject to fluctuation in relation to the Company's consolidated leverage ratio as provided in the credit agreement.  The margin under the new pricing grid for Eurodollar rate loans under both the term loan and revolving loans will range from 3.5% to 4.25%.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “We are very pleased to announce this amendment to our credit facility.  We believe the amendment will provide us adequate liquidity under our revolver while maintaining our relative low cost of debt.  We appreciate the continued support of our bank group.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.